Exhibit 5.1

TROUTMAN SANDERS LLP Attorneys at Law Bank of America Plaza 600 Peachtree Street, NE, Suite 5200 Atlanta, Georgia 30308-2216 404.885.3000 telephone troutmansanders.com

November 8, 2016

The Southern Company
30 Ivan Allen Jr. Blvd., N.W.
Atlanta, Georgia 30308

Re:    Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to The Southern Company, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (Registration Statement No. 333-202413) filed with the Securities and Exchange Commission (the “Commission”) on March 2, 2015 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration pursuant to the provisions of the Securities Act of 20,000,000 shares (the “Shares”) of the Company’s common stock, par value $5 per share, for issuance pursuant to the separate Sales Agency Financing Agreements, each dated as of November 8, 2016 (collectively, the “Agreements”), between the Company and each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mizuho Securities USA Inc. and UBS Securities LLC.

In rendering this opinion, we have examined the Registration Statement, the Agreements and copies of the Company’s Certificate of Incorporation, as amended, and Bylaws, each as certified to us by an officer of the Company. We also have reviewed minutes of proceedings of the Board of Directors of the Company relating to the issuance and sale of the Shares and such other documents as we have deemed necessary for purposes of this opinion. In such examinations, we have assumed the genuineness of all signatures on all original documents, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all copies submitted to us, the authenticity of the originals of documents submitted to us as copies and the due execution and delivery of all documents where due execution and delivery are prerequisite to the effectiveness thereof.

Based upon the foregoing examination, we are of the opinion that, subject to compliance with the pertinent provisions of the Securities Act and to compliance with such securities or “Blue Sky” laws of any jurisdiction as may be applicable, when the Shares have been issued in accordance with the terms of the Agreements, the Shares will be duly and validly issued, fully paid and non-assessable.

ATLANTA BEIJING CHARLOTTE CHICAGO HONG KONG NEW YORK ORANGE COUNTY PORTLAND RALEIGH
RICHMOND SAN DIEGO SAN FRANCISCO SHANGHAI TYSONS CORNER VIRGINIA BEACH WASHINGTON, DC

November 8, 2016

The attorneys in this firm that are rendering this opinion letter are members of the Bar of the State of Georgia. In expressing the opinions set forth above, we are not passing on the laws of any jurisdiction other than the General Corporation Law of the State of Delaware and the federal law of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the statement with respect to our firm under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion may not be relied upon, furnished or quoted by you for any other purpose, without our prior written consent.

Very truly yours,

/s/ Troutman Sanders LLP